Exhibit 99.1

Green Plains Partners Completes Debt Refinancing

OMAHA, Neb., July 26, 2021 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) and Green Plains Inc. (NASDAQ:GPRE) today announced the partnership’s debt facility was purchased by funds and accounts managed by BlackRock and was converted into a $60.0 million term loan facility maturing in 2026. The loan facility became effective on July 20, 2021.

“Green Plains Partners continues to be supported by long-term minimum volume commitments leading to continued strong cash flows,” said Todd Becker, president and chief executive officer of Green Plains and Green Plains Partners. “With the closing of this transaction, the partnership’s board intends to return to its prior strategy of maintaining a 1.1 times coverage ratio on normalized trailing 12-month distributable cash flows, thus enabling higher distributions for our unitholders in the future, beginning with the third quarter of this year.”

The $60.0 million term loan facility will mature on July 20, 2026. The loan is secured by substantially all of the assets of the partnership.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Green Plains Contacts

Investors: Phil Boggs | Senior Vice President - Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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